Exhibit 10.1

FIRST AMENDMENT
TO THE
AGROFRESH SOLUTIONS, INC.
2015 INCENTIVE COMPENSATION PLAN

THIS FIRST AMENDMENT, made effective as of March 31, 2017, by AGROFRESH
SOLUTIONS, INC., a Delaware corporation (the “Company”) to the AGROFRESH
SOLUTIONS, INC. 2015 INCENTIVE COMPENSATION PLAN (the “Plan”).
W I T N E S S E T H:
WHEREAS, the Company did establish the Plan for the sole and exclusive benefit of its eligible participants and their respective beneficiaries so that the Company could attract, motivate, retain and reward them, and
WHEREAS, pursuant to Section 10(e) of the Plan, the Company reserved the right to amend said Plan;
NOW, THEREFORE, effective as of March 31, 2017, the Plan shall be amended as follows:

1.The first sentence of Section 4(a) of the Plan is hereby amended, in its entirety, to read as follows:

“Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be 5,150,000.”

2.Section 4(c)(iv) is hereby deleted, in its entirety, and replaced with the following:

“(iv) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 5,150,000 Shares.”

3.The third sentence of Section 6(b)(i) of the Plan is hereby amended, in its entirety, to read as follows:

“Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel, substitute or exchange an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s shareholders.”

Exhibit 10.1

4.The third sentence of Section 6(c)(i) of the Plan is hereby amended, in its entirety, to read as follows:

“Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without shareholder approval.”

5.The first sentence of Section 7(a) of the Plan is hereby amended, in its entirety, to read as follows:

“Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for (subject to Section 6(b)(i) and Section 6(c)(i)), any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity.”

6.In all other respects, the Plan shall remain unchanged by this First Amendment